Exhibit 16.1

November 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 2, 2023, of Smart for Life, Inc. and are in agreement with the statements contained in part (a) therein. We have no basis to agree or disagree with the statements in part (b) therein.

/s/ CohnReznick LLP